BioSpecifics Technologies Corp. Announces Presentation of
Encouraging Preclinical Data for CCH from Collaborative Uterine
Fibroid Study with Duke Medicine

LYNBROOK, NY – October 15, 2014– BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, announces that a paper titled, “Stiffness of Human Uterine Fibroids is Reduced After Treatment with Purified Clostridial Collagenase due to Collagen Degradation” was presented at the Mechanotransduction in the Reproductive Tract conference hosted by the Campion Fund of the Phyllis and Mark Leppert Foundation for Fertility Research in Durham, North Carolina. The data being presented show that highly purified collagenase can reduce the rigidity of human uterine fibroid tissue and potentially shrink uterine fibroid tumors by interrupting the accumulation of poorly aligned and altered collagen.

“The preclinical data presented today are very promising and contribute to the much needed development of a non-surgical treatment option for uterine fibroids,” commented Thomas L. Wegman, President of BioSpecifics. “Accumulation of collagen in uterine fibroid tumors is thought to contribute to the many morbidities associated with the condition and we aim to further show how CCH can lead to improved patient outcomes. We are working on our development plans for this indication and will update you once we have those finalized.”

The preclinical results were presented by Dr. Friederike Jayes, D.V.M., Ph.D. of Duke Medicine, at a session focused on mechanical signaling and its relationship to uterine fibroid formation. In the ex vivo study, uterine fibroid tissues from eight patients were injected with 50 microliters of highly purified CCH at four different dose levels (0-1-2-4 mg/ml), and compared to uninjected tissue as a control. Following incubation (37ºC for 0-24-48-72-96h), tissue samples were confirmed for high collagen content through Masson-Trichrome staining and tested by rheometry to measure stiffness. Collagen content degradation was evident at all dose levels after 96 hours and collagen fibrils were undetectable under electron microscopy in tissue treated with the highest dose. Treatment with 1 mg/ml caused significant softening after 24 hours to 4005±608 Pa compared to vehicle-injected controls (7416±801 Pa; p<0.007) . The 2 and 4 mg/ml treatments resulted in significantly decreased stiffness after 24 hours (3145±689 Pa; p<0.0005) and 96 hours (1440±115 Pa; p<0.0005) . A significant decrease in stiffness was achieved with all doses and at all time points.

This collaborative study is being conducted with support from BioSpecifics by researchers at Duke Medicine including Dr. Jayes and Dr. Phyllis Leppert, a Professor of Obstetrics and Gynecology and Professor of Pathology at Duke Medicine. Dr. Leppert is a leading researcher in the molecular biology and development of medical treatments for uterine fibroids. This work stems from earlier work of Dr. Leppert conducted at the National Institutes of Health which demonstrated that disorganized interstitial collagens are a major component of uterine fibroids.

About Uterine Fibroids

Uterine fibroids are benign tumors with significant co-morbidities, which can include pain, decreased fertility, increased rate of miscarriage, heavy menstrual bleeding and frequent urination, and they contain large amounts of collagen. Uterine fibroids are the primary indication for hysterectomy in this country, accounting for anywhere from 33% to more than 40% of the approximately 600,000 hysterectomies each year. Uterine fibroids have been estimated to cost up to $34 billion annually in the U.S.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the potential effect of collagenase on uterine fibroids; the potential of CCH to improve patient outcomes; the timing of future development plans relating to uterine fibroids; the market potential for human uterine fibroid treatment; and potential non-surgical treatment options for uterine fibroids. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our’ current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com